Exhibit 10.2

MAGICJACK VOCALTEC LTD.
2013 ISRAELI STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED ON JULY 31, 2017

1.          Definitions.  In the Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1.         "3(i) Award" means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is NOT an Eligible 102 Participant.

1.2.         "102 Capital Gains Track" means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.

1.3.         "102 Capital Gains Track Grant" means a 102 Trustee Grant qualifying for the beneficial tax treatment under the 102 Capital Gains Track.

1.4.         "102 Earned Income Track" means the tax track set forth in Section 102(b)(1) of the ITO.

1.5.         "102 Earned Income Track Grant" means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Earned Income Track.

1.6.         "102 Trustee Grant" means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants and 102 Earned Income Track Grants.

1.7.         "Affiliate" means an "employing company" within the meaning of Section 102(a) of the ITO.

1.8.         "Agreement" means an agreement or other document evidencing an Award.  An Agreement may be in written or such other form as the Committee may specify in its discretion, and the Committee shall require a Participant to sign an Agreement.

1.9.         "Award" means a grant of an Option, Restricted Stock, Restricted Stock Unit or a Performance Award.

1.10.       "Board" means the Board of Directors of the Company.

1.11.       "Cause" means, with regard to each specific Participant, the same meaning ascribed to such term or a similar term as set forth in any agreements and/the Participant's employment agreement or other documents to which the Company or any of its parent, subsidiaries and/or Affiliates and the Participant are a party concerning the provision of services by the Participant to the Company or any of its parent, subsidiaries and/or Affiliates, or, in the absence of such a definition: (a) the commission of a crime of moral turpitude, unless the Board determines that such commission shall not adversely affect the Company or any of its parent, subsidiaries and/or Affiliates, or their reputation, or the ability of the Participant's to serve the Company or any of its parent, subsidiaries and/or Affiliates; (b) any act of personal dishonesty by the Participant in connection with the Participant's responsibilities to the Company or any of its parent, subsidiaries and/or Affiliates, including, but not limited to, theft, embezzlement, or self-dealing, (c) any material breach (as determined by the Company in its sole discretion) by the Participant engagement in competing activities, any disclosure of confidential information of the Company or any of its parent, subsidiaries and/or Affiliates or breach of any obligation not to violate a restrictive covenant; (d) a material breach of the Participant's employment agreement or the agreement governing the provision of services by a non-employee agent, consultant, adviser or independent contractor which are not cured (if curable) within seven (7) days after receipt of written notice thereof; or (e) if the Participant is an Employee residing in Israel, any other circumstances under which severance pay (or part of them) may be denied from the Participant upon termination of employment under the applicable Israeli law.

1.12.       "Committee" means the Compensation Committee of the Board or such other committee(s)the Board appoints to administer the Plan or to make and/or administer specific Awards hereunder.  If no such appointment is in effect at any time, "Committee" shall mean the Board.  Notwithstanding the foregoing, "Committee" means the Board for purposes of granting Awards to members of the Board who are not Employees, and administering the Plan with respect to those Awards, unless the Board determines otherwise.

1.13.       "Company" means magicJack VocalTec Ltd., and any successor thereto.

1.14.       "Controlling Shareholder" as defined under Section 32(9) of the ITO, means an individual who prior to the grant of an Award or as a result of the exercise or vesting of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding share capital of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the "profit" of the Company (as defined in the ITO), or (v) the right to appoint a director of  the Company.

1.15.       "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with Section 10.1.

1.16.       "Date of Grant" means the date on which an Award is granted under the Plan. With respect to a 102 Trustee Grant, the Date of Grant shall be determined as provided in Section 4.1.

1.17.       "Deposit Requirements" means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant.  As of the time of approval of this Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of the Committee's approval of such Award, including full details of the terms of the Awards, (b) a copy of the Eligible 102 Participant's consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Committee's approval of such Award, and (c) with respect to an Award of Restricted Stock, either a share certificate and copy of the Company's share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Committee's approval of such Award.

1.18.       "Disability" means the meaning ascribed to such term or a similar term in the Participant's employment agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant's position with the Company because of the sickness or injury of the Participant for a consecutive period of 180 days.

1.19.       "Election" means the Company's election of the type (i.e., between 102 Capital Gains Track and 102 Earned Income Track) of 102 Trustee Grants that it will make under the Plan, as filed with the ITA.

1.20.       "Eligible Person" means (i) selected Employees, officers and directors of the Company or an Affiliate, and (ii) selected non-employee agents, consultants, advisers and independent contractors of the Company, or any Affiliate, to whom Awards shall be made under the Plan by the Board or the Committee (if applicable).

1.21.       "Eligible 102 Participant" means an individual Employee or an individual who is serving as a director or an office holder of the Company or an Affiliate, who is not a Controlling Shareholder.

1.22.       "Employee" means any person who the Committee determines to be an employee of the Company or an Affiliate.

1.23.       "Exercise Price" means the price per Share at which an Option may be exercised.

1.24.       "Fair Market Value" means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Committee, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date, and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

1.25.       "Full-Value Award" means Restricted Stock, Restricted Stock Units, or Performance Awards.

1.26.       "Israeli Fair Market Value" means, with respect to 102 Trustee Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, the fair market value of the Shares at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant.

1.27.       "ITA" means the Israeli Tax Authority.

1.28.       "ITO" means the Israeli Income Tax Ordinance (New Version), 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Section 102 Rules, and any ruling issued by the ITA with respect to the Plan, all as may be amended from time to time.

1.29.       "Non-Trustee Grant" means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

1.30.       "Option" means an option to purchase Shares.

1.31.       "Ordinary Shares" means the Company's ordinary shares, no par value.

1.32.       "Participant" means an Eligible Person who has been granted an Award hereunder.

1.33.       "Performance Award" means a performance award granted pursuant to Section 13.

1.34.       "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, revenues, expenses (including plant costs and sales and general administrative expenses), return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals the Committee establishes, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

1.35.       "Plan" means this magicJack VocalTec, Ltd. 2013 Israeli Stock Incentive Plan, as amended and restated from time to time.

1.36.       "Required Holding Period" means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which an Award granted by the Company and the Shares issued upon the exercise or vesting of the Award must be held by the Trustee for the benefit of the person to whom it was granted.

1.37.       "Restricted Stock" means an Award of Shares granted pursuant to Section 11.

1.38.       "Restricted Stock Units" means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 12.

1.39.       "Section 102" means the provisions of Section 102 of the ITO, as amended from time to time.

1.40.       "Section 102 Rules" means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

1.41.       "Service Provider" means an Employee, officer, director, agent, consultant, adviser or independent contractor of the Company, or any Affiliate.

1.42.       "Share" means an Ordinary Share.

1.43.       "Trustee" means a person or entity designated by the Board or the Committee (if applicable) to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

1.44.       "Trust Agreement" means the agreement(s) between the Company and the Trustee regarding an Award granted under this Plan, as in effect from time to time.

Unless the context expressly requires the contrary, references in the Plan to (a) the term "Section" refers to the sections of the Plan, and (b) the word "including" means "including (without limitation)."

2.          Purpose.  The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the alignment of their interests with those of the stockholders of the Company and the stockholders of its Affiliates. The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

3.          Types of Grants and Section 102 Election.

3.1          Grants of Award made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be,  as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants.  The Company's Election regarding the type of 102 Trustee Grant it elects to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it elects to make only after the lapse of at least 12 months from the end of the calendar year during which the first Award was made pursuant to the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2          Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Plan. Eligible Persons who are not Eligible 102 Participants may be granted only 3(i) Awards under this Plan.

3.3          No 102 Trustee Grants may be made effective pursuant to this Plan before the lapse of 30 days after the requisite filings required by the ITO and the Section 102 Rules have been filed with the ITA.

3.4          The Agreement or documents evidencing the Award granted or Shares issued pursuant to the Plan shall indicate whether the Award is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the Award is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant.

4.          Terms And Conditions of 102 Trustee Grants.

4.1          Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, in accordance with the provisions of Section 102 and the Trust Agreement, provided that its qualification as a 102 Trustee Grant will be dependent upon the Company's compliance with any applicable Deposit Requirements.

4.2          Each 102 Trustee Grant granted to an Eligible 102 Participant shall be deposited with and held by the Trustee, and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Company withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Award or Shares issued thereunder and held by it prior to the full payment of the Eligible 102 Participant 's tax liabilities.

4.3         Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, or any Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Plan or any document evidencing a grant that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant, who is granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Section 102 Rules. Furthermore, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Trustee Grants, the provisions of Section 102(b)(3) of the ITO shall apply with respect to the Israeli tax rate applicable to such Awards (including Options whose exercise price is lower than the Israeli Fair Market Value of the Shares on the Date of Grant).

4.4         During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Award, Shares and other securities subsequently received following any realization of rights derived from Award or Shares (including share dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing and subject to Section 24.5 of the Plan, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Award, Shares and other securities to a designated third party, provided that both of the following conditions have been satisfied prior to such transfer: (i)  all taxes required to be paid upon the release and transfer of the Award, Shares and other securities have been withheld for transfer to the ITA; and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been satisfied according to the terms of the Company's corporate documents, the Plan, any applicable agreement and any applicable law. To avoid any doubt, such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Section 102 Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5         In the event a share dividend is declared and/or additional rights are granted with respect to Shares which were issued upon an exercise or vesting of an Award granted as a 102 Trustee Grant, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on an Award or Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6         If an Award granted as a 102 Trustee Grant is exercised or vests during the Required Holding Period, the Shares issued upon such exercise or vesting shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such Shares are issued after the Required Holding Period has lapsed, the Shares issued upon such exercise or vesting shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and pays all taxes which apply on the Share or to such transfer of Shares.

4.7         To avoid any doubt, (i) notwithstanding anything to the contrary in the Plan, including without limitation Sections 10.2 and 10.3 thereof, payment upon exercise or purchase of Awards granted as 102 Trustee Grants, may only be paid by cash or check, and not by surrender of Shares, or by a reduction of shares pursuant to a "net exercise" arrangement, or other forms of payment, unless and to the extent permitted under Section 102 and as expressly authorized by the ITA; (ii) notwithstanding anything to the contrary in the Plan, including without limitation Sections 16 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including, without limitation, pursuant to exchange programs, recapitalization events and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; (iii) grants of Restricted Stock Units Awards under the 102 Capital Gains Track may require the prior approval of the ITA; (iv) notwithstanding anything to the contrary in the Plan, including without limitation Section 14 thereof, dividend equivalents may not be settled in Shares with respect to Awards granted under the 102 Capital Gains Track without the prior approval of the ITA; (v) Awards based on the achievement of performance goals may require the approval of the ITA in order to qualify under the 102 Capital Gains Track and (vi) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

5.         Assignability.  As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.         Administration.  The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of the Plan.  The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including without limitation, the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards,  any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Stock shall be subject to restrictions.  In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant.  Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted hereunder.  The determinations of the Committee on the matters referred to in this Section 6 shall be binding and final.  The Committee may delegate its authority under this Section 6 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

7.          Eligibility.  Awards may be granted only to Eligible Persons.

8.          Stock Subject to Plan.

8.1.         Subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued pursuant to Awards under the Plan is equal to (a) 5,600,000 Shares, minus (b) any Shares that may be issued pursuant to Awards (including Options) under the Company's Amended and Restated 2013 Stock Incentive Plan.  Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise. Until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

8.2.         Effective for all Awards granted after the Effective Date (including any Awards that are conditioned on the Shareholders approving the Plan as herein amended and restated), the aggregate number of Shares available for issuance under the Plan will be reduced by 2.24 Shares for each Share delivered in settlement of any Full-Value Award and one (1) Share for each Share delivered in settlement of an Option.  To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Shares being made, the maximum share limitation shall be credited pursuant to the share counting provisions described above, and such number of credited Shares may again be made subject to Awards under the Plan.

8.3.         Any Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes on an Award or as payment for the exercise of an Award or repurchased by the Company with Option proceeds shall not be added back to the number of Ordinary Shares available for issuance under the Plan.

9.          Award Agreement.

9.1          The Committee in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Agreement. The Date of Grant of each Award shall be the date specified by the Committee at the time such Award is made, or in the absence of such specification, the date of approval of the Award by the Committee.

9.2          The Agreement shall state, inter alia, the number of Options or Shares, Restricted Stock, Restricted Stock Units, or equity-based units covered thereby, the type of Option or Share-based or other grant awarded, the vesting schedule, and any special terms applying to such Award (if any), as determined by the Committee.

9.3         A Participant shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award.

10.        Exercise of Options.

10.1.       Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option.

10.2.       To the extent provided in the applicable Agreement or otherwise authorized by the Committee, payment may be made by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

10.3.       To the extent provided in the applicable Agreement, an Option may be exercised by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof being exercised), with payment of the balance of the exercise price, if any, being made pursuant to Section 10.1 and/or Section 10.2.

10.4.       The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement, provided that an Option shall not be exercisable after five from its Date of Grant.

11.        Restricted Stock Awards.  Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award.  Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify.  Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

12.        Restricted Stock Unit Awards.  Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including without limitation, terms that condition the issuance of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.

13.        Performance Awards.  Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. The Committee may, in its discretion, grant Performance Awards pursuant to which the amount and payment of the Award is determined by reference to a percentage of a bonus or incentive pool that applies to more than one Participant, and the amount of the bonus or incentive pool may, in the discretion of the Committee, be either fixed in amount or determined based upon the achievement of one or more Performance Goals.

14.        Dividends and Dividend Equivalents.  The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify (including without limitation, terms that condition the issuance of grant, vesting or payment of dividends or dividend equivalents upon the achievement of one or more specified Performance Goals), to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award. No dividends or dividend equivalents shall be paid to Participants with respect to unvested Awards until such Awards vest but this sentence shall not prohibit the payment of dividends or dividend equivalents attributable to the period while Awards were unvested to be paid upon or after the vesting of the Award. Dividend and dividend equivalents may be settled in cash or Shares, as determined by the Committee, in each case in accordance with the provisions of Sections 4.5 and 4.7 above.

15.         Minimum Vesting Period.  Any Award under the Plan will have a minimum vesting period of one year from the date of grant, provided that up to 5% of the total Shares reserved for issuance pursuant to the Plan may be issued without regard to this minimum vesting condition.

16.        Termination of Relationship as Service Provider.

16.1.       If a Participant ceases to be a Service Provider, for any reason, any unvested Awards as of the Date of Termination shall terminate effective as of the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan. Unless otherwise determined by the Committee, if a Participant ceases to be a Service Provider, such Participant may exercise its outstanding Options within such period of time as is specified in the Agreement or the Plan to the extent that the Options are vested on the Date of Termination (but in no event later than the expiration of the term of the Option as set forth in the Agreement). If, after termination, the Participant does not exercise the vested Options within the time specified in the Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Agreement or unless otherwise resolved by the Committee, then:

                           (a) In the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause, or as a result of Participant's death or Disability, then the vested Options shall remain exercisable until the earlier of: (a) a period of three (3) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (b) In the event that the Participant ceases to be a Service Provider for Cause, then all Options will terminate immediately upon the Date of Termination, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

                           (c) In the event that the Participant ceases to be a Service Provider as a result of Participant's Disability, then the vested Options shall remain exercisable until the earlier of: (a) a period of twelve (12) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (d) In the event that the Participant dies while a Service Provider, the vested portion of the Option shall remain exercisable by the Participant's estate or by a person who acquires the right to exercise the Option by bequest or inheritance until the earlier of: (a) a period of twelve (12) months following the Participant's date of death; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (e) All Restricted Stock still subject, as of the Date of Termination, to restriction under the applicable restrictions period set by the Committee, as set forth in the Agreement, shall be forfeited or otherwise subject to repurchase by the Company as of the Date of Termination, notwithstanding the circumstances of such termination of engagement.

                           (f) All Restricted Stock Units shall cease vesting immediately upon the Date of Termination, and the unvested Restricted Stock Units awarded to the Participant shall be forfeited, notwithstanding the circumstances of such termination of engagement.

                           (g) For the purposes of this Section 16.1, a Participant shall be deemed to have been terminated for Cause, regardless of the actual reason for termination of employment or services, if within 90 days of the Date of Termination, the Company determines that the Participant has engaged in activity, either prior to or following the Date of Termination, that would have been grounds for termination for Cause as defined herein.

16.2.       For purposes of the Plan and any Award or Agreement, and unless otherwise set forth in the relevant Agreement, the "Date of Termination" (whether for Cause or otherwise) shall be the effective date of termination of the Participant's employment or engagement as a Service Provider.

16.3.       Unless the Committee provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

16.4.       Participant shall not cease to be considered a Service Provider in the event of any (a) leave of absence approved by the Company or its Affiliates, provided that such leave of absence was approved by entity for which the Participant is engaged with, or pursuant to applicable law; or (b) transfers between locations of the Company and/or its Affiliates or between the Company, and its parent, subsidiary, Affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.), although such change may affect the specific terms applying to the Participant's Award.

17.        Capital Events and Adjustments; Certain Transactions.

17.1.       In the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options and (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan.

17.2.       Any provision of the Plan or any Agreement to the contrary notwithstanding, in the event of (a) a merger or consolidation to which the Company is a party or (b) any sale, disposition or exchange of at least 50% of the Company's outstanding securities (including through an acquisition by an existing non-majority shareholder of the Company or its affiliate of shares not held by any affiliate of such shareholder) or all or all or substantially all of the Company's assets, in either case for cash, securities or other consideration (the transactions described in the preceding clauses (a) and (b) each being  a "Transaction"), the Committee shall take such actions, and make such changes and adjustments to outstanding Awards as it may deem equitable, and may, in its discretion, cause any Award granted hereunder (i) to vest in whole or in part, (ii) to be assumed or continued by any successor or acquiring entity, and/or (iii) to be canceled, in whole or in part, for no consideration or in consideration of a payment (or payments), in such form as the Committee may specify, equal to the fair value of the canceled portion of the Award.  The fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option.  For sake of clarity and notwithstanding anything to the contrary herein, (a) such fair value may be zero if the value of a Share is equal to or less than the Exercise Price and (b) payments in cancellation of an Award in connection with a Transaction may be delayed to the same extent that payment of consideration to holders of Shares in connection with the Transaction is delayed as a result of escrows, earn-outs, holdbacks, or any other contingencies.

17.3.       The Committee need not take the same action under this Section 16 with respect to all Awards or with respect to all Participants and may, in its discretion, take different actions with respect to vested and unvested portions of an Award.  No fractional shares or securities shall be issued pursuant to any adjustment made pursuant to this Section 16, and any fractional shares or securities resulting from any such adjustment shall be eliminated by rounding downward to the next whole share or security, either with or without payment in respect thereof, as determined by the Committee.  All determinations required to be made under this Section 16 shall be made by the Committee in its discretion and shall be final and binding.

18.        Termination or Amendment.  The Board may amend or terminate the Plan in any respect at any time; provided, however, that after the stockholders of the Company have approved the Plan, the Board shall not amend or terminate the Plan without approval of (a) the Company's stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires stockholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant's vested rights or obligations under any Award granted prior to the date of the amendment or termination.

19.        Modification, Substitution of Awards.

19.1.       Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant's vested rights or obligations under such Award, and (b) subject to Section 17, in no event may (i) an Option be modified to reduce the Exercise Price of the Option or (ii) an Option having an Exercise Price greater than the then Fair Market Value of a Shares be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price, any other Awards, or payments in cash or property unless such cancellation and grant is approved by the Company's stockholders.

19.2.         Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate.  The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted.  .

20.        Foreign Employees.  Without amendment of the Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan.  The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any Affiliate operates or has employees.

21.        Stockholder Approval.  The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 18, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.  If the adoption of the Plan is not so approved by the Company's stockholders, any Awards granted under the Plan shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders.

22.        Tax Consequences.

22.1.       Any tax consequences (including, without limitation, social security taxes and health taxes, if applicable) arising from the grant, exercise or vesting of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Eligible Person), hereunder, shall be borne solely by the Eligible Person. The Company and/or its Affiliates, and/or the Trustee shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Eligible Person shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Person. The Company or any of its Affiliates or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan or the exercise or vesting or sale thereof, including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an  Eligible Person, including by deducting any such amount from the Eligible Person's salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring an Eligible Person to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares, and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld and/or (iv) by causing the exercise of an Award and/or the sale of Shares held by or on behalf of an Eligible Person to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Person will be required to pay any amount which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules.

22.2.       With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate to the satisfaction of the Company, a security or guarantee for the payment of tax due at the time of sale of a Share, all in accordance with the provisions of Section 102 of the ITO and the Section 102 Rules.

22.3.       The Company does not represent or undertake that an Award will qualify for or comply with the requisites of any particular tax treatment (such as the "capital gains track" under Section 102), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment

22.4.       With respect to 102 Trustee Grants, , the Israeli Fair Market Value and classification of income as capital gain, ordinary income, or any combination thereof shall be determined pursuant to Section 102 (b)(3) of the Ordinance.

23.        Term of Plan.  Unless sooner terminated by the Board pursuant to Section 18, the Plan shall terminate on the date that is ten years after the earlier of the date that the Plan, as amended as restated, is adopted by the Board or approved by the Company's stockholders, and no Awards may be granted or awarded after such date.  The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

24.        Indemnification of Committee.  In addition to such other rights of indemnification as they may have as members of the Board or Committee, subject to applicable law, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

25.        General Provisions.

25.1.       The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan.  Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

25.2.       Neither the adoption of the Plan nor its submission to the Company's stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

25.3.       The interests of any Eligible Person under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.

25.4.       The Plan shall be governed, construed and administered in accordance with the laws of the State of Israel, without giving effect to the conflict of law principles.

25.5.       The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or interdealer quotation system upon which the Ordinary Shares are then quoted, and any applicable federal or state securities laws.  The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

25.6.       The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board's or Committee's complete satisfaction, with all rules and regulations under federal, state or local law the Committee deems applicable.

25.7.       To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

25.8.       Notwithstanding any other provision of the Plan or any Agreement to the contrary, all Awards and all stock issued, or payments made, under Awards are subject to any compensation clawback or recoupment policy as may be adopted by the Company from time to time to the extent, and subject to such terms and conditions, as may be provided by any such policy.

25.9.       The Required Holding Period is in addition to the vesting period with respect to Options, as designated in the Agreement. The Required Holding Period and vesting period may run concurrently, but neither is a substitution for the other, and each are independent terms and conditions for granted Options.

25.10.     All grants pursuant to this Plan shall be subject to compliance with the Israeli Securities Law, 1968 and the rules and regulations promulgated thereunder.